Exhibit 99.1

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT
FOR 2022 (“Objective LTIP”)
Purpose:  To incentivize and retain Executives eligible for this Objective LTIP, to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.
Effective Date:  The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 14, 2022.
Eligibility:  The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer West (“COO - West”), the Chief Operating Officer East (“COO - East”) and the Executive Vice President, General Counsel and Secretary. Terms not defined herein shall have the meaning of such term as defined in the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”).
Vesting and Other Terms and Provisions:  Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Awards (“RSAs”) under the 2003 Plan, to be granted by the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2023. The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive a RSA. All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2023 and ending January 1, 2027, subject to acceleration of vesting in the Committee’s sole discretion and based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive’s employment agreement with USPH.
Administration: The Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation. The Committee shall set out the vesting and other terms of an RSA in writing. The Committee’s determinations and interpretations under this Objective LTIP shall be final and binding on all persons.
Objective Goals And Amounts That May Be Awarded:  The amount of RSAs that may be granted under this Objective LTIP shall be based upon the achievement of the performance goals relating to 2022 USPH consolidated after-tax operating results, a non-Generally Accepted Accounting Principles measure, which equals consolidated after-tax net income (i) before charges/credits for changes in Redeemable Non-Controlling interests, and any other extraordinary items, and (ii) after the compensation expense required to be reported in 2022 related to this and all other management incentive plans. The maximum amount of RSAs that may be granted under this Objective LTIP shall be as follows: CEO = 10,000 shares; CFO = 3,750 shares; COO West = 5,000 shares; COO  East = 5,000 shares; and EVP = 3,750 shares.

Performance Goals
2022	Amount of Maximum Shares
After-tax operating results	That May Be Awarded
	CEO, COOs	CFO, EVP
$41,444,797	30.0%	24.0%
$41,630,373	34.0%	27.2%
$41,838,525	38.0%	30.4%
$42,047,717	42.0%	33.6%
$42,257,956	46.0%	36.8%
$42,469,246	50.0%	40.0%
$42,681,582	56.0%	44.8%
$42,895,000	62.0%	49.6%
$43,109,475	68.0%	54.4%
$43,325,022	76.0%	60.8%
$43,541,647	84.0%	67.2%
$43,759,356	92.0%	73.6%
$43,978,152 AND OVER	100.0%	80.0%